Exhibit 10.69

November 19, 2025
Lisa White
Address on file with the Company
Re:    Leadership Transition
Dear Lisa:
This letter memorializes our understanding regarding the transition of your employment with Columbia Bank (the “Bank”) and your service with Columbia Banking System, Inc. (“CBSI” and together with the Bank, the “Company”).
1.Transition. Effective immediately, you will (i) begin serving as a senior advisor to the Company (“Advisor”) and (ii) cease serving in any director, officer, manager, committee member or other positions that you hold with the Company and its subsidiaries.
You will serve as Advisor and remain a full-time non-executive employee of the Bank in that role through March 13, 2026 (the “Separation Date”) or your earlier termination by the Bank for Cause (as defined in CBSI’s Executive Change in Control and Severance Plan (the “Severance Plan”)).
2.Advisor Compensation. While serving as Advisor, you will continue to (i) be eligible to participate in the Company’s health and welfare benefits, (ii) vest in your outstanding equity awards in accordance with their terms and (iii) receive salary based on your current annual rate, but you will not be eligible for any annual incentive plan opportunity or equity awards for your service during 2026. For the avoidance of doubt, you will be eligible for a full-year annual incentive plan payout, if any, for your service during 2025 based on actual performance.
3.Separation Benefits. Subject to your compliance with the terms of the Severance Plan and your Participation Agreement (as defined below), including without limitation the release requirement contained in the Severance Plan, and provided your employment is not earlier terminated by the Bank for Cause (as defined in the Plan) or by you, your termination of employment on the Separation Date will entitle you to receive:

(i)Severance Benefits (as defined in the Severance Plan) in accordance with Section 3(c) of the Severance Plan and Section 1(a) of the Participation Agreement, effective as of March 1, 2025, by and between you and CBSI (the “Participation Agreement”); and
(ii)a lump-sum cash payment equal to the monthly amount the Company contributes from time to time to group medical, dental and/or vision insurance premiums (as applicable) for similarly-situated active employees as determined in the Company’s sole discretion multiplied by 12.
Any lump-sum cash payments provided pursuant to prong (ii) above will be paid on the first regularly-scheduled payroll date that is at least 55 days following the Separation Date.

4.Restrictive Covenants. The restrictive covenants set forth in the Severance Plan and the Participation Agreement will remain in full force and effect pursuant to their terms. For the avoidance of doubt, the restricted period set forth in Section 3(a) of the Participation Agreement will commence on the Separation Date.
5.Non-Disparagement. At all times during your employment with the Bank and perpetually thereafter, to the fullest extent permitted by law and subject to Section 6 (Whistleblower Protections) below, you agree that you will not make any defamatory or derogatory statements concerning the Company or any of its affiliates or predecessors and their respective officers, directors or employees, nor will you authorize, encourage or participate with anyone to make such statements.
6.Whistleblower Protections. Notwithstanding the foregoing, nothing in this letter is intended to, and Section 5 above will not, (i) preclude you from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees; (ii) limit your rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and you do not need the Company’s permission to do so; (iii) require you to notify the Company of a request for information from any governmental entity or self-regulatory authority that is not directed to the Company or of your decision to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority; (iv) limit or restrict your non-waivable right to file an administrative complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or with another governmental agency; (v) require you to dismiss any pending administrative complaint with the EEOC, NLRB, or with another governmental agency; (vi) limit or restrict your non-waivable right to participate as a witness or cooperate in any investigation by the EEOC, NLRB, or another governmental agency; or (vii) limit your right to receive any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity (such protected activity, collectively, the “Protected Activity”). The parties acknowledge that you have the right to: (1) report any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency enforcing discrimination laws; (2) report any good faith allegation of criminal conduct to any appropriate federal, state, or local official; (3) participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; (4) make any truthful statements or disclosures required by law, regulation, or legal process or pursuant to any legal process between you and the Company or any of its affiliates; and (5) request or receive confidential legal advice. Notwithstanding the foregoing, you recognize that, in connection with the provision of information to any governmental entity or self-regulatory authority, you must inform such governmental entity or self-regulatory authority that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information you came to learn during your service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

7.General Provisions. This letter, together with the Severance Plan and the Participation Agreement, constitutes the entire agreement of the parties related to the subject matter hereof. No waiver, amendment, modification or cancellation of any term or condition of this letter will be effective unless executed in writing by each of the Bank, CBSI and you. This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same. Section 6(g) (Disputes) and 6(h) (Governing Law) of the Severance Plan will apply to this letter mutatis mutandis.
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Sincerely,
Columbia Bank

By:	/s/ Clint E. Stein
Name: Clint E. Stein
Title: CEO
Columbia Banking System, Inc.

By:	/s/ Clint E. Stein
Name: Clint E. Stein
Title: CEO

By:	/s/ Lisa White
Name: Lisa White